Exhibit 10.127

NOTICE OF EXERCISE OF OPTION

(Updated: September 23, 2004)

To: MTI MicroFuel Cells Inc.

Ladies and Gentlemen:

I hereby exercise my option to purchase shares (the "Shares") of the Common Stock, $.01 par value, of MTI MicroFuel Cells Inc. (the "Company"), under the terms of my option agreement (the "Agreement") as follows:

Exercise Information:
Date of Grant:	Grant No:
Option Shares being Purchased:	Exercise Price per Share:

I am aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws. I understand that the Company's reliance on exemptions under the 1933 Act is based in part upon the truth and accuracy of my statements in the Agreement and this Notice of Exercise.

I hereby represent and warrant that (1) I have received all the information that I consider necessary to evaluate the merits and risks of the purchase of the Shares; (2) I have had the opportunity to ask questions concerning the Shares and the Company and I have been satisfied with the answers to all the questions I have posed; (3) I have had the opportunity to obtain any additional information I consider necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) I have such knowledge and experience in financial and business matters that I am able to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision relating thereto.

I hereby represent and warrant that I am purchasing the Shares for my own personal account for investment and not with a view to the sale or distribution of all or any part of the Shares.

I understand that, because the Shares have not been registered under the 1933 Act, I must continue to bear the economic risk of the investment for an indefinite time and I cannot sell the Shares unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration requirements is available.

I agree that I will in no event sell or distribute or otherwise dispose of all or any part of the Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Shares or (2) the Company receives an opinion of my legal counsel (concurred in by legal counsel for the Company) or its internal or external legal counsel stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

I agree that a legend may be placed on the certificate representing the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

I understand that, at present, I may not rely on Rule 144 of the Securities and Exchange Commission (the "SEC") for the resale or distribution of the Shares. I understand that the Company has no obligation to register the sale of the Shares with the SEC and has not represented to me that it will register the Shares for sale.

I understand the terms and restrictions on the right to dispose of the Shares set forth in the 2001 Employee, Director and Consultant Stock Option Plan and the Agreement, both of which I have carefully reviewed.

I have considered the Federal, state and local income tax implications of the exercise of my Option and the purchase and subsequent sale of the Shares and agree to any necessary withholding to satisfy such obligations.

Very truly yours,

Participant

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